Exhibit 10.15
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 31, 2007 by and between FX Real Estate and Entertainment Inc., a Delaware corporation (the “Employer”), and Brett Torino (the “Executive”).
     WHEREAS, the Employer desires to retain the Executive; the Executive affirms that no obligation germane to the Executive presently precludes, or exists now and in the future may preclude, the Executive’s entry into and full and faithful performance of this Agreement; and the Executive desires to accept employment with the Employer; and
     WHEREAS, the Board of Directors of the Employer (the “Board”) has determined that it is in the Employer’s interest to enter into this Agreement with the Executive in order to secure, and in the future to be assured of, the Executive’s abilities, services, and judgment as a member of senior management of the Employer, upon the terms and provisions and subject to the conditions stated in this Agreement;
     NOW, THEREFORE, the Employer and the Executive agree as follows:
     1. Employment. Upon the terms and subject to the conditions of this Agreement, the Employer employs the Executive, and the Executive accepts employment.
     2. Term; Dates.
          2.1 The term of the Executive’s employment shall commence on the Effective Date (as defined below) and continue until the third annual anniversary thereof (the “Employment Agreement Term”), unless earlier terminated in accordance with this Agreement.
          2.2 This Agreement refers to the dates defined in this section, as follows: (i) the date of commencement of employment is the “Effective Date”, which date shall be deemed the date on which the registration statement of the Employer for the registered distribution of its shares of common stock to the stockholders of CKX (the “Registered Distribution”) is declared effective by the Securities and Exchange Commission (“SEC”); (ii) the period of time during which the Executive is an employee of the Employer pursuant to and in accordance with the terms and provisions of this Agreement is hereinafter referred to as the “Term”; and (iii) the last date of employment is the “Expiration Date.”
     3. Executive’s Position, Duties, and Authority.
          3.1 The Employer shall employ the Executive, and the Executive shall serve as the Chairman - Las Vegas Division of the Employer, and in such other positions with the Employer and its subsidiaries that are reasonably acceptable to the Executive. The Executive shall have executive duties, functions, authority, and responsibilities commensurate with the office or offices he from time to time holds with the Employer, subject, in accordance with applicable law, to the supervision and direction of the Board.
          3.2 The Executive agrees to tailor his conduct with the written employment policies which the Employer generally applies to all of its employees, and additionally agrees that the Employer may amend its policies from time to time during the Term, to the extent not inconsistent with the terms of this Agreement. The Executive and the Employer agree that these policies supplement, but do not amend or otherwise modify, the express terms of this Agreement in the manner authorized by Section 17.5 of this Agreement.
          3.3 The Executive acknowledges that during the Term, the Employer may, without the necessity of obtaining the Executive’s consent, implement one or more corporate reorganizations for financial, tax, or related business reasons which do not constitute a Change in Control as such event is defined in Section 12.2 of this Agreement. The Executive agrees that, so long as any such reorganization does not constitute a Change in Control, the reorganized Employer shall be deemed the Employer for all purposes in connection with this Agreement, and without a requirement that additional consideration be delivered to the Executive in connection with the reorganization.
     4. Principal Occupation. The Executive shall devote his working time to the business and affairs of the Employer and to the fulfillment of his duties under this Agreement in a diligent and competent fashion, consistent with industry standards.
          4.1 The Employer acknowledges and agrees that during the Term:
               (a) the Executive may wish to continue, or commence, service as a director and officer (or in a similar capacity) on the governing body of other business entities whose business is not competitive with that of the Employer or any of its subsidiaries; and
               (b) the Executive agrees that his service as described in Section 4.1(a) shall be subject to the approval of the Employer’s Board, so long as the Board’s discretion is not applied unreasonably.
     Where the Board declines to approve the commencement of the Executive’s service or his continued service, or the Board withdraws its approval for the continuation of the Executive’s service as described in Section 4.1(a), the Executive agrees that he will resign from such position, or withdraw himself from consideration. The Executive and Employer agree that nothing in this Section 4.1 applies to the Executive’s membership or contribution of his non-working time or services, in a non-remunerative capacity, to any: charitable or educational organization, foundation, or association; political organization or campaign; religious group, foundation, or organization; or non-profit trade, professional, community, or recreational organization or club, so long as the purpose or aim of any such organization presents no conflict with the business of the Employer, as reasonably determined by the Board.
          4.2 The Employer acknowledges and agrees that during the Term, the Executive may devote a portion of his business time to personal investments and outside business commitments, provided, however that: (a) such activities do not conflict with the business of Employer, (b) such activities do not interfere, directly or indirectly, with the performance by the Executive of his obligations under this Agreement, and (c) such activities do not result in a breach by the Employer of any non-competition or any other similar type of agreement to which the Employer, or any of its consolidated subsidiaries or any of their respective officers or directors, may be a party.

          4.3 No provision of this Agreement shall be construed to prohibit the Executive’s: (a) passive acquisition, ownership, or trading, including without limitation the Executive’s direct or indirect ownership, of less than five percent (5%) of the issued and outstanding stock (or comparable bonds, options, derivatives, negotiable instruments or securities) of a business entity that is directly or indirectly competitive with the business of the Employer and whose securities are publicly traded anywhere in the world or registered under the Investment Company Act of 1940, as amended; or (b) passive ownership of stock, partnership interests, or comparable ownership interests or securities in any for-profit private business entity that is not directly competitive with the business of the Employer or any of its subsidiaries. The Employer additionally agrees that nothing in this Agreement shall operate to prohibit the Executive’s acceptance of a testamentary gift, bequest or its equivalent, nor the Executive’s retention of any such gift, bequest, or its equivalent following its delivery so long as the Executive retains the interest(s) solely for investment purposes.
          4.4 In addition to the foregoing, the Executive may devote up to one-third of his business time (a) providing services for or on behalf of Flag Luxury Properties, LLC and Flag Leisure Group, LLC (collectively, the “Flag Services”) and (b) to the investments and activities set forth on Schedule 4.5. The compensation committee of the Board (the “Compensation Committee”) will review the amount of time the Executive spends providing Flag Services on a quarterly basis. If the Compensation Committee determines that the Executive is engaging in Flag Services at a level whereby he is being compensated by the Employer for time spent on such services, then the Compensation Committee will require that Executive reduce the level of Flag Services being performed. The Compensation Committee will also require the recipient of such Flag Services to reimburse Employer for the compensation attributable to the time spent thereon during any such quarterly period.
          4.5 Notwithstanding anything contained in this Section 4, the Employer acknowledges and agrees that the Executive shall be entitled to continue to participate in the investments and activities set forth on Schedule 4.5 attached hereto.
     5. Location of Employment. Unless the Executive otherwise consents in writing, the usual place for the performance of his services shall be the Employer’s office located in Las Vegas, Nevada, or such other location within Nevada, as established by the Employer. The Employer shall provide the Executive at such office with an executive assistant dedicated to his needs and with professional skills and experience reasonably satisfactory to the Executive, and such other staff as the Executive deems reasonably necessary to perform his duties and responsibilities hereunder; provided, however, the Employer’s obligations hereunder shall be limited to an annual cost of Three Hundred Thousand Dollars ($300,000).
     6. Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive an initial annualized base salary, payable in equal installments during each year of the Term (the “Base Salary”) equal to Four Hundred Fifty Thousand Dollars ($450,000) (the “Base Amount”). The Base Amount shall be increased upon each anniversary of the date of this Agreement by an amount equal to the greater of: (a) five percent (5%) of the Base Amount then in effect; or (b) the product derived by multiplying: (i) the Base Amount then in effect; by (ii) the percentage increase in the Consumer Price Index published by the federal Bureau of Labor Statistics for the New York, New York metropolitan area during the previous twelve (12) full calendar months. The Compensation Committee additionally shall review the Executive’s Base Amount at least annually and the Compensation Committee may increase, but not decrease, the Base Amount in an amount greater than the increase required by the preceding sentence.
          6.1 The Executive authorizes the Employer to deduct from the Base Salary and any other consideration payable in cash to the Executive pursuant to this Agreement all tax withholdings, tax related deductions, or other governmentally imposed charges against income as may be required by law.
          6.2 The Executive acknowledges that his attendance and participation in executive retreats, seminars, motivational or instructional programs, and business, corporate, and employee relations training may be requested by the Employer during the Term. In such event, the Executive agrees that he in good faith will make reasonable efforts to attend and participate in such events, provided that the Executive will not be required to attend or participate in more than two such events in any calendar year.
          6.3 The Executive shall be eligible to accrue the equivalent of six (6) weeks vacation during each full year of the Term, in accordance with the accrual methodology and vacation day accrual limitations in the vacation leave policy applied by the Employer to its employees, except that the Employer will credit the Executive for his full annual accrual at the commencement of each full year of the Term, i.e., not on a proportional basis during the course of each year of the Term. The Executive additionally shall be entitled to remain away from work for as many or as few days as required by the Executive due to the Executive’s bona fide illness, subject to the provisions of Section 13 of this Agreement. The Executive may observe any legal holidays, other holidays recognized by the Employer, and religious holidays that the Executive deems appropriate, in the sound exercise of his business judgment.
     7. Bonus and Option Grants.
          7.1 The Executive shall be eligible to receive an annual discretionary bonus payable in any combination of cash, stock or restricted stock, stock options, and/or other consideration beneficial to the Executive during the continuance of the Executive’s employment hereunder (the “Bonus”), after and as determined by the Compensation Committee. The Compensation Committee’s decision to cause the Employer to make or to not make a discretionary bonus payment to the Executive in any year (including, without limitation, the consideration to be received or methodology applied by the Compensation Committee to a discretionary bonus eligibility determination in any year) shall have no bearing on the Executive’s eligibility to earn a bonus in any succeeding year, nor shall the amount, form, or payment timing of any such discretionary bonus in any year have any bearing on any aspect of a discretionary bonus determination in any subsequent year.
          7.2 Simultaneous with the execution of this Agreement, the Employer shall grant to the Executive a stock option to purchase up to 400,000 shares of the common stock, par value $.01 per share, of the Employer (the “Executive Stock Options”). The exercise price for the Executive Stock Options shall be $20.00 per share. The Executive Stock Options shall be approved by the Compensation Committee (or the Board) in accordance with Rule 16b-3 promulgated under the Exchange Act (as defined in Section 12.2 below), and vest ratably over the five year period following the Effective Date (1/5th on each anniversary of the Effective Date). The Executive Stock Options shall contain cashless exercise provisions permitting payment of any portion of the exercise price (x) pursuant to broker-assisted “cashless” exercise procedures, (y) by the withholding of shares issuable upon exercise of the Options and/or (z) by the delivery of shares held by the Executive to the extent held for such period of time, if any, required to avoid a charge to the earnings of the Employer for financial accounting purposes, and otherwise be governed by the provisions of a stock option agreement substantially in the same form as is used for option grants to its other senior executives. As soon as practicable after the Effective Date, Employer shall register with the SEC the shares of Common Stock issuable upon exercise of the Executive Stock Options on a Form S-8 registration statement (or any successor registration form then in effect).
     8. Expenses.
          8.1 The Employer shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services. The Employer shall make reimbursement within a reasonable time following the Executive’s presentation of expense statements, vouchers, receipts, or such other supporting information as the Employer reasonably may require from the Executive. The Executive acknowledges that the Employer’s policies regarding the documentation of expenses for which reimbursement is sought may change from time to time, and the Executive agrees that he will comply with the Employer’s reasonable documentation requirements. In no event shall expenses be reimbursed later than the end of the first quarter of the calendar year immediately after the calendar year in which the expenses were incurred by the Executive.
          8.2 The Executive at all times shall be entitled to: travel in first class seating (or its equivalent) when the Executive travels by air in connection with the Employer’s business; to hotel accommodations while outside New York on business at a full-service hotel offering a hotel room with sufficient space, furnishings, and technological facilities and appointments for the Executive’s comfortable and productive work in the room; and private car service when required to travel in connection with the Employer’s business, attend business meetings, or work or attend functions outside of normal business hours or on weekends or holidays.
          8.3 In the event that the Employer’s business requirements cause or require the Executive to cancel personal vacation or travel plans for which the Executive or any member of his family is unable to obtain a full refund of any deposit or comparable amount expended by the Executive or any such family member in advance, the Employer agrees that it will reimburse to the Executive the full amount not refunded or refundable to the Executive or any such family member. In no event shall such amounts be reimbursed later than the end of the first quarter of the calendar year immediately after the calendar year in which the amounts were incurred by Executive or such family member.
          8.4 Subject to the Executive providing the Employer with advanced written notice, the Employer shall pay all fees and expenses associated with the Executive’s application for any license or approval required by the Nevada Gaming Authorities and other governmental authorities from whom approval, if any, is required under the laws of the State of Nevada and/or in any other state or jurisdiction in which the Employer intends to conduct gaming operations.

Alternatively, the Executive may seek reimbursement from the Employer for such expenses pursuant to the terms of Section 8.1.
     9. Benefits.
          9.1 During the Term, the Executive shall be eligible to participate in any pension, profit sharing, incentive stock option, non qualified stock option, deferred share, performance share and performance unit, stock purchase, stock grant program or plan, and retirement savings program or plan established by the Employer or any of its subsidiaries for which the Executive provides services hereunder (“Participating Subsidiaries”), including, without limitation, any such program or plan offered by the Employer or Participating Subsidiaries to its executive or non-executive employees. The Executive additionally shall be eligible to participate in any group life insurance, hospitalization, medical, health and accident, dental, disability, or similar plan or program made available by the Employer or Participating Subsidiaries to its executive or non-executive employees. The Executive acknowledges that his participation in any benefit plan described in this Section 9.1 may require, where required from other senior executives of the Employer or Participating Subsidiaries, the Executive’s co-payment of a periodic premium as a deduction from the Base Salary payable to him. The Executive additionally acknowledges that the Executive’s actual ability to participate in any program, plan, or other benefit opportunity in which the Executive otherwise is eligible to participate ultimately may be determined and governed by the terms and conditions of a third-party provider’s plan or program, and the Executive affirms that any third-party’s decision denying the Executive’s participation in a particular program or plan, the provision of coverage or a benefit in respect of a particular circumstance or expense, or a comparable decision adversely affecting the Executive shall not constitute a breach of this Agreement by the Employer, so long as the Employer does not offer, designate, or select a program or plan with the actual intention of excluding the Executive’s eligibility or participation in the opportunity.
          9.2 The Executive acknowledges that the Employer may, as it deems appropriate, seek, obtain, and maintain during all or part of the Term insurance connected with the life of the Executive, and for the benefit of the Employer. In the event that the Employer elects to do so, the Executive agrees: to provide any medical information required by the insurer issuing such coverage; to submit no more frequently than semi-annually to any medical examination required by the insurer in connection with the granting or renewal of such coverage; and to otherwise cooperate reasonably with the Employer’s attempts to obtain such coverage. Any insurer’s rejection of an application submitted by the Employer connected with this Section 9.2 in no event shall constitute a breach of this Agreement by the Executive, and the Employer shall not request nor in another manner seek any information from the Executive, the insurer, or any other person(s) connected with the rejection.
          9.3 The Employer agrees that in the event of the Executive’s death during the Term, the Employer will pay to the Executive’s estate the following, which shall be distributed in accordance with the Executive’s will or testamentary plan, as directed by any court having jurisdiction over such estate, or as directed by any duly appointed administrator or executor of the Executive’s estate:

               (a) all earned but unpaid Base Salary at the time of the Executive’s death, plus an amount equal to three (3) times the Base Salary in effect at the time of the Executive’s death;
               (b) the full costs relating to the continuation of any group health, medical, dental, and life insurance program or plan provided through the Employer in which the Executive participated at the time of his death, and through which coverage was provided to any dependent(s) of the Executive at the time of the Executive’s death, for a period of three (3) years following his death, without regard to the availability or expiration of any continuation option or feature provided by the program(s) or plan(s), or as otherwise provided to a lesser extent by applicable law at the time of the Executive’s death;
               (c) the cash portion of all declared but unpaid Bonus through the time of the Executive’s death;
               (d) all reimbursable business expenses incurred by the Executive through the time of his death; and
               (e) the Employer additionally shall cause any stock options, restricted stock or other equity-based instruments (collectively “Equity Awards”) that previously were issued by the Employer or any of the Participating Subsidiaries to the Executive to vest fully and/or cause any Equity Awards that were approved for issuance by the Employer or any of the Participating Subsidiaries to the Executive and not so issued through the time of the Executive’s death to be issued and fully vested. The Employer shall take all action necessary to cause the assignment or transfer of such Equity Awards as directed by the Executive’s will or testamentary plan, or as directed by any duly appointed administrator or executor of the Executive’s estate.
     The Executive acknowledges that the Employer at its option may, in the sole exercise of its discretion, acquire and maintain a current whole life or term insurance policy (“Policy”) on the life of the Executive from a reputable carrier which provides substantially equivalent benefits on behalf of the Executive in respect of the amounts provided in Sections 9.3(a) and (b). Such Policy, if acquired and maintained, is intended to meet the Employer’s obligations to the Executive pursuant to Sections 9.3(a) and (b). The Executive shall have no preferred claim on, or any beneficial ownership interest in, the Policy which will be subject to the claims of the Employer’s general creditors under federal and state law in the event of insolvency. While the Executive is an employee of the Employer, the Employer shall be the named beneficiary of the Policy and the Policy shall not be assignable. However, upon termination without Cause, Constructive Termination without Cause or termination following a Change in Control (all as defined in Section 12 below), the Employer shall assign the Policy to the Executive within thirty (30) days following his termination of employment and, upon the assignment, the Executive shall have all rights with respect to the Policy. Where the Employer elects to seek such insurance coverage, the Executive agrees to provide any medical information reasonably required by the insurer issuing such coverage; to submit to any medical examination reasonably required by the insurer in connection with the granting or renewal of such coverage; and to otherwise cooperate reasonably with the Employer’s attempts to obtain such coverage. Any insurer’s rejection of an application submitted by the Employer in connection with this Section 9.3 in no event shall relieve the Employer of any of its obligations hereunder.

     10. Indemnification. The Employer shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that he: (a) is or was a director, officer, employee, or agent of the Employer or any of its subsidiaries or affiliates; or (b) while a director, officer, employee or agent of the Employer or any of its subsidiaries or affiliates, is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, the Executive shall be entitled in connection with his employment and in connection with his services as an officer and/or director of the Employer to the benefit of the provisions relating to indemnification and advancement of defense costs and expenses contained in the bylaws and certificate of incorporation of the Employer, each in effect as of the Effective Date and thereafter as may be amended from time to time (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Employer shall advance to the Executive all costs of investigation or defense incurred by the Executive in connection with any pending or threatened claim for which the Executive may be entitled to indemnification hereunder, provided that the Executive shall agree to return to the Employer any such advanced amounts, without interest, if it is determined in a final, non-appealable judgment by a Court of competent jurisdiction that the Executive is not entitled to indemnification by the Employer for losses incurred in connection with such claim. The indemnification obligations of the Employer shall survive from the Effective Date of this Agreement and continue until three (3) months after the expiration of any applicable statute of limitations with respect to any claim made against the Executive for which the Executive is or may be entitled to indemnification (the “Survival Period”), and shall survive after the Survival Period with respect to any indemnification claim as to which the Employer has received notice on or prior to the end of the Survival Period. The Employer’s belief regarding a statute of limitations applicable to a claim, any position taken by the Employer in response to a claim, or the determination of any judicial, quasi-judicial, or arbitral body in connection with a claim and any statute of limitations applicable to a claim(s) shall in no event relieve the Employer from its obligation to indemnify the Executive. The Employer shall prepay in full, and maintain fully during the Survival Period for the benefit of the Executive, on an “occurrence” basis, a directors and officers errors and omissions insurance policy, or a similar insurance policy(ies), providing coverage from a financially reputable carrier, in form and substance reasonably acceptable to the Executive. Anything in this Agreement to the contrary notwithstanding, this Section 10 shall survive the termination of this Agreement for any reason.
     11. Confidential Information. The Executive acknowledges that his employment will fully familiarize the Executive with the trade secrets and confidential and proprietary information of the Employer (the “Confidential Information”). Examples of the Employer’s Confidential Information include, without limitation, information regarding the Employer’s costs, profits, markets, sales, products, key personnel, operational methods, technical processes, business strategies, and other information which the Employer engages in efforts to protect from disclosure or discovery by its competitors, actual and prospective clients, and other third parties. The Executive further acknowledges that the unintentional or intentional disclosure of the Employer’s Confidential Information would have a material adverse effect on the operations and development of the Employer’s business. The Executive therefore covenants and agrees as set forth below:
          11.1 The Executive will during the Term and for one (1) year thereafter, keep secret all Confidential Information, and will not intentionally disclose Confidential Information to anyone outside of the Employer and its subsidiaries and affiliates and their respective advisors, directors, officers, employees, agents, consultants, financing sources and other representatives, other than in connection with the Executive’s performance of his duties under this Agreement except with the Employer’s consent, provided that: (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of the Executive’s breach of his obligations hereunder; and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; provided, however, that if the Executive is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information pursuant to the foregoing clause (ii), he agrees to use reasonable efforts to provide the Employer with prompt notice of each such request so that the Employer may seek an appropriate protective order or waive compliance by the Executive with the provisions of this Agreement or both; provided, further, that if, absent the entry of a protective order or the receipt of a waiver under this Agreement, the Executive is, in the opinion of his counsel, legally compelled to disclose such Confidential Information under pain of liability for contempt or other censure or penalty (civil or criminal), the Executive may disclose such information to the persons and to the extent required without liability under this Agreement. In such event, the Executive shall give the Employer written notice of such disclosure, in reasonable detail, as soon as possible, but in any event not later than concurrently with making such disclosure, and the Executive shall exercise his reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information so disclosed.
          11.2 The Executive will, at his option: (i) deliver promptly to the Employer at the termination of his employment by the Employer, or at any other time the Employer may so request, all memoranda, notes, records, reports, and other documents (including, without limitation, drafts, whole or partial copies, and information stored or maintained electronically, magnetically, in a computer, or through any other medium invented in the future) relating to the Employer’s business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Employer and which he may then possess or have under his control (the “Records”); or (ii) in lieu of subclause (i) above, the Executive shall destroy all of the Records, return all tangible property of the Employer containing any Records which is possessed by the Executive, and shall deliver to the Employer a signed affirmation to that effect.
          11.3 The Executive’s duties may require that he enter into confidentiality agreements, nondisclosure agreements, or comparable agreements with third parties, and a third party may require the Executive’s entry into such an agreement(s) personally and on behalf of the Employer. In any such event, the Executive agrees to engage in reasonable efforts to perform any such agreement.

          11.4 During the Term, the Employer may adopt or implement additional Confidential Information policies, procedures, or requirements in connection with the Employer’s business, and any such policies, procedures, or requirements will supplement this Section 11, without additional consideration from the Employer to the Executive, except to the extent, if any, that they conflict with this Agreement, in which event this Agreement shall control and govern.
     12. Termination. The following definitions shall apply to the use of such terms in this Agreement:
          12.1 “Cause” means:
               (a) the Executive is convicted of, or enters a no contest plea to (i) a felony involving moral turpitude, or (ii) a misdemeanor involving moral turpitude which would render the Executive unable to perform his duties set forth in this Agreement;
               (b) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting in material economic harm to the Employer;
               (c) the Executive’s disloyalty, willful non-performance or willful misconduct or neglect (whether the neglect arises from an act(s) or failure(s) to act) of his duties under this Agreement after: (i) written notice to the Executive from either the Board or the Chairman of the Board, with reasonable specification of the matter(s) giving rise to the notice, including notice of the Employer’s intent to terminate the Executive’s employment due to the matter(s) described in such notice, and further stating the Board’s or the Chairman of the Board’s reasoned conclusion that it is impossible for the Executive to cure the matter(s) giving rise to the notice within thirty (30) days from the notice; (ii) the opportunity for the Executive to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the Executive (but at the Executive’s expense) not sooner than ten (10) regular business days after delivery of the written notice; (iii) the opportunity for the Executive to be heard and to orally present his position, with the assistance of any counsel deemed appropriate by the Executive (but at the Executive’s expense), during a confidential meeting of the entire Board within ten (10) business days after the Executive’s delivery to the Employer of the Executive’s written response to the written notice; and (iv) a vote of not less than 66 2/3% of all members of the Board (not including the Executive’s vote), finding that the matter(s) specified in the written notice constitute “Cause” for purposes of this Agreement;
               (d) any finding by the SEC pertaining to the Executive which, in the opinion of independent counsel selected by the Employer, could reasonably be expected to impair or impede the Employer’s ability to register, list, or otherwise offer its stock to the public or to maintain itself as a publicly-traded company; or
               (e) the Gaming Authorities of the State of Nevada or any other state or jurisdiction in which the Employer shall conduct gaming operations shall determine or indicate in writing to the Employer that the Executive’s continued employment as an executive would adversely impact the Employer’s licensing status or gaming operations in any jurisdiction in which it is seeking to be licensed or is so licensed.
     For purposes of this Section 12.1, no act, or failure to act, by the Executive shall be “willful” unless committed without a reasonable belief that the act or omission was in the best interest of the Employer.
          12.2 A “Change in Control” shall mean the occurrence of any of the following, as supplemented by the defined terms in Section 12.2(g) of this Agreement:
               (a) any “person,” or “group” of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Principal or a Related Party of the Principal), shall become, directly or indirectly, a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of Voting Stock representing more than thirty-five percent (35%) of the total voting power of all Voting Stock of the Employer on a fully-diluted basis; provided, however, the acquisition of beneficial ownership of more than thirty-five percent (35%) of the total voting power of all Voting Stock of the Employer on a fully-diluted basis in connection with a primary issuance of Voting Stock by the Employer that has been approved by the Board shall not constitute a Change in Control for purposes of this Agreement;
               (b) all or substantially all of the assets or business of the Employer are disposed of through the consummation of a merger, consolidation, sale of assets or other transaction (unless the shareholders of the Employer immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, Voting Stock representing fifty percent (50%) or more of the voting power of the outstanding Voting Stock of the entity or entities, if any, that succeed to the assets or business of the Employer, determined on a fully-diluted basis);
               (c) the Employer combines with another entity and is the surviving entity but, immediately after the combination, the shareholders of the Employer immediately prior to the combination beneficially own, directly or indirectly, less than fifty percent (50%) of the voting power of the outstanding Voting Stock of the combined entity, determined on a fully-diluted basis;
               (d) the majority of the Board consists of individuals other than “Incumbent Directors,” which term means members of the Board as of the Effective Date, except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds of the directors who then comprise the Incumbent Directors shall be considered an Incumbent Director;
               (e) there shall be consummated any consolidation or merger of the Employer in which the Employer is not the continuing or surviving entity or pursuant to which the common stock of the Employer would be converted into cash, securities, or other property, other than a merger or consolidation of the Employer in which the shareholders of the Employer immediately prior to the merger or consolidation beneficially own, directly or indirectly, fifty percent (50%) or more of the voting power of the outstanding Voting Stock of the combined entity, determined on a fully-diluted basis; or
               (f) the approval of the shareholders of the Employer or the Board of any plan or proposal for the liquidation or dissolution of the Employer and the effectuation of any such liquidation or dissolution of the Employer.
               (g) For purposes of this Section 12.2, (i) “Voting Stock” means, with respect to any person, equity securities of any class or classes in such person, entitling the holders thereof to vote under ordinary circumstances in the election of members of the board of directors or other governing body of such person; (ii) “Principal” means Robert F.X. Sillerman; and (iii) “Related Party” means, with respect to the Principal, (x) any spouse or immediate family member of the Principal, (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a fifty-one percent (51%) or more controlling interest of which consist of the Principal and/or such other persons referred to in the immediately preceding clause (x) or (z) or the trustees of any trust referred to in the immediately preceding clause (y).
          12.3 “Constructive Termination without Cause” means the termination of the Executive’s employment at his initiative after, without the Executive’s prior written consent, one or more of the following events:
               (a) a reduction in the Base Salary (unless such reduction is part of an overall and nondiscriminatory reduction by the Employer to the base salaries of all of its senior executives and such reduction is proportional in amount to the reductions suffered by all of such other senior executives), or the uncured failure by the Employer to fulfill its obligations under this Agreement within thirty (30) days after written notice thereof from the Executive to the Employer;
               (b) the failure to elect the Executive to any of the positions described in Section 3.1;
               (c) any material diminution or adverse change in the duties, authority, responsibilities, or positions of the Executive; or any attempt to remove the Executive from any executive management position in a manner contrary to this Agreement or the Employer’s then effective certificate of incorporation or by-laws;
               (d) the assignment to the Executive of duties or responsibilities which are materially inconsistent or different from those customarily performed by a person holding the executive management positions to be held by the Executive pursuant to Section 3.1;
               (e) the failure of the Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets or business of the Employer after a merger, consolidation, sale, or similar transaction, provided that such transaction does not constitute a “Change in Control”;
               (f) the commencement by or against the Employer or any of its material subsidiaries of a voluntary or involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; or seeking the appointment of a trustee, receiver, liquidator, or custodian of it or any substantial part of its property, and consent by the Employer or any such material subsidiary to any such relief, provided that such relief does not constitute a “Change in Control”; or
               (g) the Executive agrees that each of the following must occur before the Executive may assert the existence of a Constructive Termination without Cause (other than with respect to Section 12.3(e)): (i) the Executive must provide written notice to the Board or the Chairman of the Board, with reasonable specification of the matter(s) giving rise to the notice; (ii) the Employer must have the opportunity, through the Chairman or a Board member designated by him, to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the Employer (at its expense) not sooner than ten (10) business days after delivery of the written notice; and (iii) the Board must have the opportunity, acting collectively or through a designee, to investigate, inquire, and otherwise inform itself of the assertion, followed by a hearing before the Board during which the Executive is allowed the opportunity to orally present his position, with the assistance of any counsel deemed appropriate by the Executive (but at the Executive’s expense), during a confidential meeting of the entire Board, and the Employer is allowed to respond, within ten (10) business days after the Employer delivers to the Executive its written response to the Executive’s written notice.
          12.4 Termination by the Employer for Cause. If the Employer terminates this Agreement for Cause, the Executive shall be paid (x) all earned but unpaid Base Salary through the date of termination, (y) the cash portion of all declared but unpaid Bonus through the date of termination and (z) all reimbursable business expenses incurred by the Executive through the date of termination. In the event the Employer terminates the Executive’s employment for Cause, the Executive shall have no further obligation or liability to the Employer in connection with his performance of this Agreement (except the continuing obligations specified in Sections 11 and 14 hereof).
          12.5 Termination without Cause or Constructive Termination without Cause. In the event the Executive’s employment is terminated without Cause, other than due to disability or death, there is a Constructive Termination without Cause, the Executive shall be entitled to be paid by the Employer:
               (a) the Base Salary through the date of termination;
               (b) the cash portion of all declared but unpaid Bonus through the date of termination;
               (c) all reimbursable business expenses incurred by the Executive through the date of termination;
               (d) the Employer additionally shall cause any Equity Awards that previously were issued by the Employer or any of the Participating Subsidiaries to the Executive to vest fully and/or cause any Equity Awards that were approved for issuance by the Employer or any of the Participating Subsidiaries to the Executive and not so issued through the date of termination to be issued and fully vested;

               (e) the cash equivalent of the Base Salary, at the rate in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) for the lesser of (i) three (3) years or (ii) the remaining portion of the Employment Agreement Term following such termination (the “Salary Payment”), with the pro rata equivalent of such amount payable from the Employer to the Executive on the Employer’s ordinary paydays, but not less frequently than once per month (or such later date as may be necessary to avoid any adverse tax consequences under Section 409A of the Internal Revenue Code as described in Section 12.8 below);
               (f) for each partial or full year remaining in the then unexpired Employment Agreement Term, a cash bonus in full and complete satisfaction of any form of cash bonus or cash incentive compensation amounts equal to the average of all Bonuses paid by the Employer to the Executive during the Term prior to termination, provided, however, that if no Bonus has been paid prior to termination, the amount shall be $100,000 (the “Base Bonus Amount”). The Base Bonus Amount shall be payable in full on each anniversary of this Agreement for the remainder of the Employment Agreement Term; provided that, the Employer shall pay to him the present value of the aggregate Base Bonus Amount in a lump sum within thirty (30) days of the effective date of such termination (using as the discount rate of seventy-five percent of the prime rate (as published by The Wall Street Journal) for the first business day of the month in which such termination occurs) (or such later date as may be necessary to avoid any adverse tax consequences under Section 409A of the Internal Revenue Code as described in Section 12.8 below);
               (g) all benefits provided in Section 9 for the lesser of (i) three (3) years or (ii) the remaining portion of the Employment Agreement Term following such termination (except that if providing any such benefit under the terms of a plan is not permissible under the terms of the plan or would cause an adverse tax effect, the Employer shall reimburse the Executive’s expenses incurred in obtaining similar coverage on his own with such reimbursement being paid no later than the end of the calendar year such expenses are incurred by Executive); and
               (h) the Executive shall have no further obligation or liability to the Employer in connection with his performance of this Agreement (except the continuing obligations specified in Section 11 hereof).
          12.6 Additional Rights Following a Change in Control. In the event of a Change in Control, the Executive shall be entitled: (a) at the Executive’s option, to accelerate this Agreement’s Expiration Date to the date of the actual closing of any transaction which constitutes a Change in Control (the “Change in Control Closing Date”) and (b) to all payments and benefits provided in Section 12.5 in respect of a Constructive Termination without Cause. The payments and benefits provided under Section 12.5, together with a bona fide, good faith estimate of any amounts that may be payable pursuant to Section 12.5, (i) shall be paid to the Executive in a lump sum on or prior to the Change in Control Closing Date (or such later date as may be necessary to avoid any adverse tax consequences under Section 409A of the Internal Revenue Code as described in Section 12.8 below), without any discount or reduction for the present value of any monetary amount(s) payable; and (ii) in the case of non-monetary consideration or stock options or comparable consideration, delivered to the Executive on or prior to the Change in Control Closing Date. Upon a Change in Control, all granted but unvested shares of restricted stock and all options to purchase the Employer’s capital stock or similar instruments granted to or held, directly or indirectly, by the Executive shall vest fully and immediately in the Executive and all options and similar securities held, directly or indirectly, by the Executive shall remain exercisable for the full maximum term of the original option grant or ten (10) years from the Change in Control Closing Date, whichever is greater. In addition, Section 14 of this Agreement immediately, and without additional action, shall be deemed and rendered null, void, and without any effect as against the Executive upon the actual closing of any transaction which constitutes a Change in Control. The Executive shall forfeit any rights granted pursuant to this Section 12.6 if the Executive, in his sole and absolute discretion and without any obligation whatsoever to do so, accepts in writing a written offer to remain with the surviving company in an executive position with equivalent duties, authority, and responsibilities as the Executive held immediately prior to the transaction resulting in the Change in Control.
          12.7 Payment Following a Change in Control.
               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with or arising out of, the Executive’s employment with the Employer or a change in ownership or effective control of the Employer or a substantial portion of its assets (a “Payment”), would be nondeductible by the Employer for Federal income tax purposes under the rules set forth in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the Effective Date (the “Effective Date Section 280G Rules”), then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments and that would not cause any Payment to be nondeductible by the Employer under the Effective Date Section 280G Rules. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment under the Effective Date Section 280G Rules would nevertheless be nondeductible by the Employer under the Effective Date Section 280G Rules, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Employer under the Effective Date Section 280G Rules. For purposes of this Section 12.7(a), present value shall be determined in accordance with Section 280G(d)(4) of the Code and the Treasury Regulations promulgated thereunder, under the Effective Date Section 280G Rules. The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 12.7(a), provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm (as defined below), the Employer shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 12.7(a) and shall notify the Executive promptly of such election. Within five business days thereafter, or at such later time as such amounts otherwise would be payable under this Agreement, the Employer shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.
               (b) If after any reduction pursuant to paragraph (a) of this Section 12.7, it shall be determined that any Payment would be subject to the excise tax imposed by Section 4999 of the Code as in effect at the time such Payment is to be made, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employer shall make a payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (i) the Excise Tax imposed upon the Payments and (ii) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (x) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (y) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
               (c) Any initial determinations required pursuant to this Agreement shall be made at the Employer’s expense by the Employer’s regular outside auditors (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Employer and the Executive within ten days of the Termination Date, if applicable, or promptly upon request by the Employer or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that there is a Reduced Amount or that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that supports its Determination[s]. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). The Reduced Amount, if any, and the Gross-Up Payment, if any, as determined pursuant to this Section 12.7(b) shall be paid by the Employer to the Executive, within ten days of the receipt of the Accounting Firm’s determination notwithstanding the existence of any Dispute, or in the case of the Reduced Amount, such later dates as the Payments comprising the Reduced Amounts otherwise would have been payable pursuant to this Agreement. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Employer and the Executive subject to the application of clause (iii) below. The Employer and the Executive shall resolve any Dispute in accordance with the terms of this Agreement. Notwithstanding the foregoing, in no event shall payment of the Gross-Up Payment occur later than the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive pays the taxes giving rise to the Gross-Up Payment.
               (d) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, the Employer and the Executive acknowledge that it is possible that a

Gross-Up Payment (or a portion thereof) will be paid that should not have been paid (an “Excess Payment”) or that either a reduction in the Payments to the Reduced Amount will be made that should not have been made or that a Gross-Up Payment (or a portion thereof) that should have been paid will not have been paid (in each case an “Underpayment”). An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive’s tax liability (whether in respect of the Executive’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Employer has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of determination by the Employer (which shall include the position taken by the Employer, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of the Dispute to the Executive’s satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Employer and the Employer shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment attributable to an underpayment of the Gross-Up Payment plus any interest and penalties (other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown to be due on the Executive’s return) imposed on the Underpayment, and pay to the Executive any Underpayment that is attributable to any reduction in Payments that was not required pursuant to Section 12.7(a) hereto. An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive’s tax liability by reason of the Excise Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the Executive shall pay to the Employer on demand (but not less than ten days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment. The Employer’s obligation to pay the Executive an Underpayment, and the Executive’s obligation to pay the Employer an Excess Payment, shall expire 30 days following the expiration of the applicable statute of limitations with respect to the Parachute Payment.
               (e) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Employer shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Employer has actually withheld from the Payment or Payments or the Gross Up Payment.
          12.8 Impact of Section 409A. Notwithstanding the foregoing, if any amount payable to the Executive under this Agreement on account of the Executive’s termination of employment constitutes a “deferral of compensation” within the meaning of United States

Treasury Regulation (“Treasury Regulation”) Section 1.409A-1(b) (“Deferred Compensation”), the payment of such Deferred Compensation shall commence no later than 90 days after Executive incurs a Separation from Service (as defined below); provided, however, if on the date of the Executive’s Separation from Service (as defined below), the Executive is a “specified employee” within the meaning of Section 409A of the Code, any Deferred Compensation payable under this Agreement on account of the Executive’s Separation from Service and within the first six (6) months following the Executive’s Separation from Service, shall instead be paid in a lump sum on the first business day of the seventh (7th) month following the Executive’s Separation from Service. Each payment of Deferred Compensation shall be considered a separate payment for purposes of Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-2(b)(2).  For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h), and a Separation from Service will be deemed to occur if the Employer and the Executive reasonably anticipate that Executive shall perform no further services for the Employer (whether an employee or an independent contractor) or that the level of bona fide services Executive will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 49 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.
          12.9 Voluntary Termination. In the event of the termination of this Agreement at the conclusion of the Employment Agreement Term, or by the Executive on his own initiative other than: (i) a termination due to death or disability; (ii) a Constructive Termination without Cause; or (iii) a Change in Control, the Executive shall have the same entitlements as provided in Section 12.4 for a termination for Cause. A voluntary termination of employment by the Executive shall be effective upon reasonable written notice to the Employer. Written notice need not be provided in the event of a termination due to death or disability or the consummation of a Change in Control.
          12.10 Stock Options and Restricted Stock. (a) Upon termination of the Executive’s employment with the Employer without Cause or as a result of a Constructive Termination without Cause, all restrictions on any Equity Award granted or issued by the Employer or any of the Participating Subsidiaries to the Employee after the Effective Date, including any transferability or vesting restrictions, immediately shall lapse. The Executive additionally shall have the immediate right to exercise any Employer stock options in full (without regard to any restriction on the underlying stock, and whether granted under this Agreement or otherwise), whether or not any such option is fully exercisable on the date of termination, for the remainder of the original full maximum term of each such stock option. In addition, in the event that the Executive’s employment is terminated for any reason within one (1) year following the consummation of a Change in Control (including, without limitation, the date of the consummation) then the Executive shall be entitled, at the Executive’s option and without the preclusion or reduction of any benefit otherwise available to him under this Agreement (pursuant to Section 12.6 or otherwise), to exercise all options granted previously to the Executive during the longest period permissible under the terms of the plan under which such options were issued from the Change in Control Closing Date, and additionally to freely transfer any options held, directly or indirectly, by the Executive as of the Change in Control Closing Date.

               (b) Option Grant Terms. The Employer agrees that it will cause the terms and conditions of any options to purchase the Employer’s shares of capital stock or any other equity-based instruments granted to the Executive during the Employment Agreement Term to conform with the provisions of this Agreement. Where the terms of any grant Agreement with the Executive or any stock incentive plan or stock option plan adopted by the Employer conflict with this Agreement, the Employer agrees that the terms of this Agreement shall control, apply to and determine the terms of the grant to the fullest extent permitted by applicable law.
          12.11 No Mitigation or Offset. At any termination of the Executive’s employment, the Executive shall have no obligation to seek other employment. There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any later employment, consultancy, partnership, or other remunerative activity connected with the Executive. However, the Employer may offset any amounts owed by the Executive to the Employer or any of its subsidiaries or affiliates against amounts due to the Executive under this Agreement
     13. Disability.
          13.1 If during the Executive’s active employment the Executive becomes physically or mentally disabled, whether totally or partially, so that he is prevented from performing his duties for a period of six consecutive months, the Employer shall pay to the Executive his full Base Salary and Bonus in respect of the period ending on the last day of the sixth consecutive month of disability (the “Disability Date”), and the additional provisions set forth below shall apply:
          13.2 If the Executive has not resumed his usual duties on or prior to the Disability Date, the Expiration Date of this Agreement automatically shall accelerate to the Disability Date, and the Employer shall pay to the Executive, or as directed by any properly appointed guardian of the Executive, seventy-five percent (75%) of his Base Salary from the Disability Date through the end of the Employment Agreement Term (without giving effect to any early termination provisions contained in this Agreement) and, the Employer shall have no obligation to pay any Bonus, discretionary bonus, or other form of compensation or consideration to the Executive in respect of periods after the Disability Date, unless applicable law requires the Employer to do so. Any Base Salary payable pursuant to this section shall be reduced by the amount of any benefits payable to the Executive under any group or individual disability insurance plan or policy, where the premiums for such plan or policy are paid primarily by the Employer;
          13.3 Unless the Employer voluntarily exercises its option under Section 13.4 to restore the Executive to his full compensation, duties, functions, authority and responsibilities, the Executive shall have no obligations to the Employer from and after the Disability Date (except for his obligations under Section 11, which shall survive); and
          13.4 If during the Employment Agreement Term and after a Disability Date, the Executive shall recover fully from a disability, the Employer, by action of the Board, shall have the right (exercisable within sixty (60) days after notice from the Executive of such recovery), but not the obligation, to restore the Executive to employment, full compensation, and his full level of duties, functions, authority and responsibilities hereunder.
     14. Non-competition. Except as set forth in Section 12.5(h) or elsewhere in this Agreement, during the Employment Agreement Term the Executive will not, without the prior written approval of the Board, (a) become employed by, or become an officer, director, or general partner of, any partnership, corporation or other entity in the residential, media, entertainment, luxury hotel or casino sectors which the Board may reasonably deem competitive with the Employer located within fifty (50) miles of (i) Las Vegas, Nevada, (ii) Memphis, Tennessee, (iii) any site of a current or planned development by the Employer or (iv) a jurisdiction (foreign or domestic) where gaming is legally sanctioned during the Employment Agreement Term (each a “Prohibited Business”) or (b) directly or indirectly, purchase, invest or otherwise participate in any significant manner, in investments, businesses or commercial operations in a Prohibited Business, unless such purchase, investment or participation is permitted under Section 4 above or conducted by and through Employer or its subsidiaries. Nothing in this Section 14 shall prohibit the Executive from continuing to fulfill his obligations as an officer, director or partner of companies or entities identified in Section 4.
     15. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Employer:
FX Real Estate and Entertainment Inc.
650 Madison Avenue
New York, New York 10022
Attention: Board of Directors
If to the Executive:
Brett Torino
Copies of all communications given hereunder to the Employer shall also be delivered or sent, in like fashion, to: Alan Annex, Esq., Greenberg Traurig, 200 Park Avenue, New York, New York 10166; telephone: (212) 801-9323; facsimile: (212) 805-9323.
     16. Disputes.
          16.1 Arbitration of Monetary Disputes. Any action or claim seeking monetary damages arising between the parties to this Agreement (including, without limitation, the Executive’s representative following his death and any successor to the Employer), whether based on contract, negligence, intentional tort, fraud or misrepresentation, statutorily prohibited discrimination, including employment discrimination, or breach of other legal duty arising from or connected in any manner with this Agreement or its performance shall be resolved exclusively through final and binding arbitration, as follows:

               (a) The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the “AAA”) in effect when the claim or dispute arose between the parties, or in the event that the AAA no longer follows the National Rules for the Resolution of Employment Disputes, then the AAA’s Commercial Arbitration Rules (if applicable, the “Rules”) in effect on the date of this Agreement. Either party may, but neither party must, file or docket the dispute for administration by the AAA, so long as the dispute proceeds in accordance with this Section 16.1 and the applicable Rules.
               (b) The arbitrator(s) shall be selected as follows: Each party shall by written notice to the other have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty (30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request that the AAA appoint the third arbitrator.
               (c) Each party exclusively shall bear all costs, fees, and other expenses charged by or associated with the arbitrator appointed by him or it, and the parties equally shall pay the costs and expenses of any third appointed arbitrator. All proceedings connected with the arbitration, including hearings, shall be held in Las Vegas, Nevada, and where a party appoints an arbitrator who principally conducts his or her business outside of Las Vegas, Nevada, the appointing party exclusively shall bear that arbitrator’s travel, temporary lodging, and related costs and expenses. The general counsel of the AAA or his or her designee, after the filing of the dispute with the AAA, exclusively shall have the jurisdiction and the authority, after written application filed by a party with the AAA and the opportunity for the other party to respond in writing, to inequitably allocate between the parties the AAA’s pre-hearing filing and administrative fees and the fees and expenses of any appointed arbitrator(s), subject to reallocation among the parties by the arbitrator(s) in any final award (or decision).
               (d) All proceedings, hearings, testimony, documents, or writings related to the arbitration shall be confidential, i.e., not disclosed by a party, a party’s representative(s), or any testifying witnesses to a person or entity not a party to, or interested in, the arbitration. The parties further agree, without regard to any AAA rule to the contrary, that where a written reasoned award(s) is made by the arbitrator(s), the arbitrator(s) also shall issue a one-page award (or decision) in a form which permits a future need by any party to judicially enforce the award, but that the written reasoned award shall not be disclosed by the parties to any person or body not connected directly with the arbitration.
               (e) The arbitrator(s) appointed exclusively shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to him, her, or them. Each party shall bear its or his own arbitration costs and expenses, including, without limitation, the costs and expenses associated with any attorney or other expert or representative retained by the party in connection with a claim, without regard to any pre-award application by the AAA of the last sentence of Section 16.1(c). The interpretation and enforceability of the arbitration agreement memorialized in this section shall be determined in accordance with the United States Federal Arbitration Act (9 U.S.C. §1, et seq. (the “FAA”), unless the Nevada Arbitration Act of

2000 (the “Nevada Act”) (CPLR §7501, et seq.) would make enforceable this Agreement after an appointed arbitrator(s) finds it unenforceable under the FAA, in which case the Nevada Act shall be applied. Any process required or desirable in connection with any arbitration under this Section 16.1 shall be issued and served as authorized by the FAA, the Nevada Act, or any treaty to which the United States is a signatory, and upon a party by personal or permitted substitute service anywhere in the world. The substantive law applied by the arbitrator(s) to the determination of any claim or defense not connected with the enforceability of this arbitration agreement shall be the internal laws of the State of Nevada, without reference to conflicts of law principles.
               (f) The parties agree that the appointed arbitrator(s) shall have no power or authority to make awards or issue orders of any kind, except as authorized by the FAA and the internal laws of the State of Nevada. Any monetary award made shall be payable promptly in United States dollars, free of any tax, offset, or deduction (unless required by law), and any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting enforcement.
          16.2 Claims for Equitable Relief. Any action or proceeding initiated by any party to this Agreement seeking any form of temporary or preliminary injunctive relief, including, without limitation, specific performance, connected with this Agreement or its performance may be brought against any other party in the courts of the State of New York or, if the party has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts in any such action or proceeding, and each party waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The parties agree that the pursuit of any relief described in this Section 16.2 in no way may or shall diminish, defeat, or otherwise impair the agreement expressed in Section 16.1.
     17. General.
          17.1 Governing Law. This Agreement shall be interpreted, construed, and enforced in accordance with the internal laws of the State of Nevada, without regard to conflicts of law principles.
          17.2 Captions. This Agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this Agreement.
          17.3 Entire Agreement. This Agreement fully memorializes the agreement and understanding of its parties relating to its subject matter, and supersedes all prior or contemporaneous agreements, arrangements and understandings, written or oral, between the parties with respect to such subject matter
          17.4 Successors and Assigns. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, except as set forth in Section 9.3, and any prohibited assignment attempted by the Executive is void. This Agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer’s assets, or otherwise, as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer’s obligations hereunder. Notwithstanding anything else herein contained, the term “Employer” as used in this Agreement, shall include all such successors.
          17.5 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board or its Compensation Committee and the consent in writing of the Executive and the Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
          17.6 Beneficiaries. Whenever this Agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.
          17.7 Reformation. The Executive and the Employer agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the agreement being given its full force and effect.
          17.8 Full Negotiation. The Executive and the Employer each independently have made all inquiries regarding the qualifications of the other which he or it deems necessary. The Executive and the Employer affirm that he or it fully understands this Agreement’s meaning and effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.
          17.9 Currency. Each and every reference to a monetary amount in this Agreement means United States dollars.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:	/s/ Mitchell J. Nelson Name: Mitchell J. Nelson
Title: Executive Vice President and General Counsel

By:	/s/ Brett Torino Brett Torino

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